Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL UPDATES FIRST FISCAL QUARTER EXPECTATIONS

IRVINE, Calif. — Sept. 7, 2016 — Western Digital Corp. (NASDAQ: WDC) today updated its expectations for the first fiscal quarter of 2017 ending Sept. 30, 2016. Following the recent acquisition of SanDisk and the continued progress in integrating its WD and HGST subsidiaries, the company is addressing a larger number of customers with a broader portfolio of hard drive and flash storage products, leading to a better-than-expected product mix.

Enabled by ongoing strong execution, the company now expects its first quarter revenue to be in the range of $4.45 billion to $4.55 billion compared to its earlier forecast of $4.4 billion to $4.5 billion. Non-GAAP gross margin is expected to be approximately 33%, versus the earlier forecast of 32%, due to the improved mix and pricing. Non-GAAP operating expenses are expected to be approximately $905 million, versus the earlier forecast of $875 million, reflecting higher incentive compensation due to the stronger business performance. Net interest expense is forecasted to be lower than previously expected due to the recently completed re-pricing of the company’s U.S. Term Loan B debt. The company now expects first quarter EPS, on a non-GAAP basis to be in the range of $1.00 to $1.05, compared with its earlier forecast range of $0.85 to $0.90. The company will report its full results for the first fiscal quarter in late October.

The company also announced that Mike Cordano, president and chief operating officer and Mark Long, executive vice president, chief financial and strategy officer will participate at the 2016 Citi Global Technology Conference. The fireside chat session at the conference will be available on live webcast starting at 7:15 a.m. Pacific / 10:15 a.m. Eastern time today, on the company’s Investor Relations home page at investor.wdc.com. A webcast replay of the event will also be made available later today.

Western Digital Updates Fiscal First Quarter Expectations

Non-GAAP Financial Measures

This press release includes an update to the company’s financial guidance relating to non-GAAP gross margin, non-GAAP operating expenses and non-GAAP diluted earnings per share (“EPS”) for the first quarter of fiscal year 2017. Non-GAAP gross margin is a non-GAAP measure defined as non-GAAP gross profit divided by GAAP revenue. Our non-GAAP gross profit guidance excludes the amortization of acquired intangible assets estimated to be approximately $202 million, or 4% of gross margin, for the first quarter. Our guidance for non-GAAP operating expenses excludes the amortization of acquired intangible assets estimated to be approximately $40 million for the first quarter. Our non-GAAP diluted earnings per share guidance excludes charges totaling approximately $477 million, or $1.64 per share, for the first quarter, consisting of the amortization of acquired intangible assets estimated to be approximately $242 million and debt extinguishment charges relating to the repayment of the company’s U.S. Term Loan B and assumed SanDisk convertible debt of $235 million.

The timing and amount of additional charges we exclude from our non-GAAP financial measures, including employee termination, asset impairment and other charges, charges to implement cost saving initiatives, acquisition-related charges and, in the case of non-GAAP EPS, related tax adjustments, are dependent on the timing of certain actions and cannot be reasonably predicted. In addition, our estimate for the amortization of acquired intangible assets is based on preliminary allocations of the SanDisk purchase price and may be adjusted as the company finalizes the valuation of these acquired assets. Accordingly, reconciliations of non-GAAP gross margin, non-GAAP operating expenses and non-GAAP EPS to the most directly comparable GAAP financial measures (gross margin, operating expenses and diluted income per common share, respectively) are not available without unreasonable effort.

The non-GAAP measures noted above are used by the company’s management to forecast, evaluate and review the financial results of the company. Management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and exclude certain items that may not be indicative of the underlying performance of the company’s business. These non-GAAP

Western Digital Updates Fiscal First Quarter Expectations

financial measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP to better understand the company’s financial performance. Non-GAAP gross margin, non-GAAP operating expenses and non-GAAP EPS are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company’s anticipated financial results for its first fiscal quarter ending Sept. 30, 2016. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers

Western Digital Updates Fiscal First Quarter Expectations

and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-K filed with the SEC on Aug. 29, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

###

Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

Company contacts:

Bob Blair

Western Digital Corp. Investor Relations

949.672.7834

robert.blair@wdc.com

Jim Pascoe

Western Digital Corp. Media

408.717.5950

jim.pascoe@wdc.com